                          ASSET AND STOCK PURCHASE AGREEMENT

                               Dated December 15, 1993

                                       Between

                           PACKAGING RESOURCES INCORPORATED

                                         and

                            MINER CONTAINER PRINTING, INC.

                                         and

                          THE STOCKHOLDERS SIGNATORY HERETO


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                          ASSET AND STOCK PURCHASE AGREEMENT

    THIS ASSET AND STOCK PURCHASE AGREEMENT ("Agreement") made December 15,
1993 by and among PACKAGING RESOURCES INCORPORATED, a Delaware corporation ("Buyer"), MINER CONTAINER PRINTING, INC., a Kansas corporation ("Miner"), and the STOCKHOLDERS SIGNATORY HERETO (individually a "Stockholder" and collectively the "Stockholders") (Miner and the Stockholders are sometimes referred to herein as the "Sellers").
                                       RECITALS

    Buyer desires to acquire the business and substantially all of the assets of Miner, subject to specified liabilities, and Miner desires to sell same to Buyer.

    Buyer desires to purchase all of the issued and outstanding shares of capital stock of (a) Miner Container of Missouri, Inc., a Missouri corporation ("Missouri"), and (b) Miner Container of Texas, Inc., a Texas corporation ("Texas"). Missouri is the owner of all of the issued and outstanding shares of stock of Miner Housewares, Inc., a Missouri corporation ("Housewares"). Missouri, Texas and Housewares are sometimes referred to herein collectively as the "Companies" and individually as a "Company."

    NOW, THEREFORE, in consideration of the warranties, representations, covenants and agreements hereinafter set forth, Buyer and Sellers covenant and agree as follows:

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                                      ARTICLE I

                                     TRANSACTIONS

    1.1 On the terms and subject to the conditions herein, at the Closing, Miner shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, all of Miner's right, title and interest in and to the following assets, interests, properties and rights of Miner as same shall exist at the time of Closing (hereinafter collectively referred to as the "Purchased Assets"):

    (a) All machinery, equipment, furniture, fixtures, tools, spare parts, vehicles and other fixed assets or property of Miner, where located, including, but not limited to, the fixed assets of Miner listed in Exhibit A hereto;

    (b) All inventories of supplies, raw materials, work-in-process and finished goods of Miner, where located;

    (c)  All accounts and notes receivable of Miner;

    (d) Each contract or commitment of Miner which is set forth in Exhibit B hereto; any contract or commitment of Miner which under the provisions of
Section 6.11(a)(i), 6.11(a)(ii) or 6.11(a)(iii) is not required to be set forth in Exhibit B; and every other contract or commitment of Miner entered into in accordance with the provisions of this Agreement after the date of this Agreement and on or prior to the Closing Date (the "Contracts");

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    (e)  Lists of customers; all processes, trade secrets, know-how, product formulae and manufacturing, research and technical information; all computer software, data files and all machine-readable information; rights to or under any United States and foreign patents, trademarks, copyrights, service marks, trade names and brand names, and applications therefor, if any, of Miner, including, but not limited to, Miner's corporate name and those patents and trademarks of Miner set forth in Exhibit C hereto;

    (f)  Prepaid expenses of Miner;

    (g) All records, files, open invoices, supplier lists and similar data of Miner; and

    (h) Any of the property of Miner, real or personal, tangible or intangible of every kind and description, used or held for use in connection with the business of Miner, including, without limitation, cash and cash equivalents.

    The foregoing provisions of this Section 1.1 notwithstanding, Miner shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase or accept, the following assets, interests, properties and rights (hereinafter collectively referred to as the "Non-Purchased Assets"):

    (a) Any minute books, stock issuance and transfer records, books of virtual entry and related source documents, payroll and income tax records, and other books, records, data or files relating to the Non-Purchased Assets or the Non-Assumed Liabilities (the "Non-Purchased Records");

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    (b)  This Agreement or any rights under this Agreement or in connection with the transactions contemplated hereby, including, but not limited to, any cash received as payment of the Asset Purchase Price;

    (c) Any contract or commitment that would otherwise be included in the Contracts if and to the extent the assignment thereof without the consent of another party thereto would constitute a breach thereof or adversely affect in any way the rights of Miner thereunder and such consent has not been given; but Miner will cooperate with Buyer in any reasonable arrangement that does not impose any liability, obligation, cost or expense on Miner that is designed to provide for Buyer the benefits under any such contract or commitment, including, but not limited to, the enforcement, at the sole liability, cost and expense and for the sole benefit of Buyer, of any and all rights of Miner against the other party or parties thereto arising out of any breach or cancellation thereof by such other party or parties or otherwise;

    (d) Any shares of capital stock of Miner Agricultural Products, Inc., an Arkansas corporation ("Agricultural"), any intercompany receivables between Miner and Agricultural or any rights related thereto.

    (e) Any rights or claims relating to income tax refunds or other rights and claims relating to Non-Assumed Liabilities;

    (f)  Any rights as an insured (except for the claims referred to in Section
11.5 and rights to recover all or a part of the cost of repairing or replacing assets and properties that are intended to be included in the Purchased Assets that are lost, damaged or destroyed after the date hereof);

    (g) Any life insurance policy insuring the life of any Stockholder, including, without limitation, the cash surrender value of any such policy; and

    (h) Any of the assets, interests, properties or rights referred to in Exhibit D hereto.

    1.2 On the terms and subject to the conditions herein, Stockholders shall, at the Closing, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, all of Stockholders' right, title and interest in and to the following assets:

         (a) All of Missouri's issued and outstanding shares of capital stock (the "Missouri Shares"); and

         (b) All of Texas's issued and outstanding shares of capital stock (the "Texas Shares").

    1.3 On the terms and subject to the conditions herein, Buyer shall, in exchange for the Purchased Assets, pay to Miner the sum of $11,750,000 (the "Asset Purchase Price") at the Closing, and assume, perform and in due course pay and discharge the following debts, obligations and liabilities of Miner (hereinafter referred to as the "Assumed Liabilities"):

    (a) All liabilities of Miner outstanding on the Closing Date which are reflected on the Balance Sheet (as defined in Section 5.1) or the Audited Balance Sheet (as defined in Section

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2.5), except the deferred long-term liabilities of $193,000 and liabilities for income taxes;

    (b) Except as otherwise provided in this Section 1.3, all liabilities of Miner outstanding on the Closing Date, other than liabilities for income taxes, which were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date;

    (c)  All liabilities of Miner that are disclosed in the Letter;

    (d) All debts, obligations and liabilities under and with respect to the Contracts, other than obligations and liabilities arising out of or attributable to a breach or default by Miner prior to the Closing;

    (e) All obligations and liabilities relating to product returns and allowances and product liabilities of Miner, but only to the extent not covered by Miner's insurance policies;

    (f) All intercompany debts, obligations and liabilities between Miner and any Company;

    (g)  The obligations and liabilities listed on Exhibit E hereto; and

    (h) Any other debts, obligations or liabilities specifically undertaken or assumed by Buyer pursuant to the provisions of this Agreement or pursuant to any other agreement entered into by Buyer.


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    Except for the Assumed Liabilities and liabilities and claims covered by insurance to be maintained by Buyer pursuant to Section 11.4, Miner shall remain responsible for and pay, perform and discharge any and all obligations, liens, taxes, assessments, judgments, fines, disposal costs, liabilities and claims made by or owed to any party that (i) are known to Sellers as of the date hereof, (ii) relate to operations and assets of Miner, and (iii) arise in connection with or on the basis of events, acts, omissions, conditions or other states of fact with respect to the Purchased Assets or Miner occurring or existing on or prior to the Closing Date (hereinafter referred to as the "Non-Assumed Liabilities").

    The Asset Purchase Price shall be allocated among the Purchased Assets in accordance with Exhibit F hereto, and no party shall allocate the Asset Purchase Price among the Purchased Assets in any other manner in any tax return or other filing.

    1.4 On the terms and subject to the conditions herein, Buyer shall, in exchange for the Missouri Shares and the Texas Shares, pay to Stockholders the sum of $4,800,000 (the "Stock Purchase Price") on January 3, 1994. The Stock Purchase Price shall be allocated among the Missouri Shares and the Texas Shares in accordance with Exhibit G hereto.


                                          7

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                                      ARTICLE II

                         CLOSING AND POST-CLOSING ADJUSTMENT

    2.1 The completion of the transactions contemplated by this Agreement (the "Closing") shall take place on the Closing Date at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois at 10:00 A.M., local time, or at such other place or time on the Closing Date upon which Buyer and Sellers may agree.

    2.2 The date of Closing (the "Closing Date") shall be the date on which all conditions to the respective obligations of Buyer and Sellers to close hereunder are satisfied or waived. For accounting purposes, the Closing shall be deemed effective as of the close of business on the Closing Date.

    2.3 If, for any reason, the Closing shall not occur on or prior to December 31, 1993 or such later date upon which Buyer and Sellers may agree in writing, this Agreement shall terminate upon written notice of such termination given by any party to the other parties at any time after the later of such dates, as the case may be, and thereupon this Agreement shall become null and void and no party shall have any further liabilities or obligations under this Agreement, except that the provisions of Sections 12.1, 12.6 and 12.7 shall survive the termination of this Agreement.

    2.4  At the Closing:

    (a) Buyer shall (i) pay the Asset Purchase Price ($11,750,000 or such lesser amount as may have been determined under Section 2.6 hereof) to Miner by wire transfer of


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immediately available funds to an account designated by Miner prior to the
Closing Date; (ii) deliver to certain of the Stockholders promissory notes in the form attached hereto as Exhibit H evidencing the obligation of Buyer to pay the Stock Purchase Price ($4,800,000 in the aggregate) to such Stockholders on January 3, 1994 by wire transfer of immediately available funds to an account or accounts designated by such Stockholders prior thereto; (iii) deliver to Miner a document in form and substance satisfactory to Miner and its legal counsel evidencing the assumption by Buyer of the Assumed Liabilities; and (iv) deliver to Sellers the documents referred to in Article IX; and

    (b) Sellers shall deliver to Buyer (i) all such bills of sale, contract assignments, consents and other documents and instruments of sale, assignment, conveyance and transfer as shall be appropriate or necessary for Miner to convey to Buyer its title to the Purchased Assets, free and clear of all liens, security interests and encumbrances in favor of any third parties that are not Permitted Encumbrances (as defined in Section 6.3) (ii) certificates for the Missouri Shares and the Texas Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, by Stockholders; (iii) the documents referred to in Article VIII; and (iv) resignations by all directors and officers of the Companies.

    2.5 As promptly as practicable after the date hereof, Buyer and Sellers shall cause KPMG Peat Marwick to audit the Balance Sheet (as defined in Section 5.1). Such audit shall be conducted

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in accordance with generally accepted auditing standards.  The fees and expenses of KPMG Peat Marwick shall be paid by Miner prior to the Closing as an ordinary business expense. Notwithstanding anything contained herein to the contrary, no adjustment shall be made to the Balance Sheet unless and except to the extent such adjustment is mandated in order for the Balance Sheet to comply with generally accepted accounting principles applied on a consistent basis. Any adjustments that KPMG Peat Marwick may propose to make to the Balance Sheet shall be reviewed with Sellers, and any disputes that cannot be resolved by mutual agreement of KPMG Peat Marwick and Sellers shall be submitted for final resolution to a "big six" accounting firm mutually acceptable to Buyer and Sellers. The Balance Sheet as adjusted as provided in this Section 2.5 is herein referred to as the "Audited Balance Sheet".

    2.6 Notwithstanding anything contained herein to the contrary, if the amount of stockholders' equity (excluding depreciation for the year ended July 31, 1993, accruals for income taxes, any flood-related adjustments and accruals, any accruals for fees and expenses of KPMG Peat Marwick, any adjustments to or accruals for Non-Purchased Assets or Non-Assumed Liabilities, and any adjustments or accruals for the bonuses that are referred to in the Letter that were paid or are payable after the Balance Sheet Date) reflected on the Audited Balance Sheet is less than $12,025,775, the Asset Purchase Price shall be decreased dollar for dollar by the amount, if any, by

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which such deficiency exceeds $100,000.  If delivery of the Audited Balance
Sheet occurs on or before the Closing Date, the amount of such decrease, if any, shall be applied against and used to reduce the amount of the Asset Purchase Price paid to Miner at the Closing. If the delivery of the Audited Balance Sheet occurs after the Closing Date and there is no adjustment to the Asset Purchase Price paid at the Closing, Miner shall pay the amount of such decrease, if any, together with interest thereon, at the prime commercial lending rate of Continental Bank, N.A., from the Closing Date to the date of payment, to Buyer by bank wire transfer of immediately available funds to an account designated by Buyer.

                                     ARTICLE III

                                   JOINT COVENANTS

    3.1 Buyer and Sellers shall cooperate and use reasonable efforts to prepare and file all applications and other instruments or documents as promptly as practicable and to act thereafter with all reasonable diligence in order to obtain such approvals, consents, authorizations, waivers and permits from any person, firm, corporation, or governmental or other entity as may reasonably be necessary or appropriate in order to enable Buyer to carry on and conduct the businesses of Miner and the Companies immediately following the Closing in the same manner as such businesses were carried on and conducted prior to the Closing; provided, however, that (i) all costs and expenses of obtaining

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the same shall be borne by Buyer, and (ii) Sellers shall not be obligated to take any action that could impose any obligation, liability, cost or expense on any Seller or, if the transactions contemplated hereby are not consummated, any Company.

    3.2 On or before the Closing Date, Sellers and Buyer shall proceed with reasonable expedition and diligence to satisfy all conditions herein in order to close the transactions contemplated herein as soon as reasonably practicable.


                                      ARTICLE IV

                            COVENANTS OF SELLERS AND BUYER

    4.1 Prior to the Closing, Sellers shall furnish Buyer with all documents, reports and other information and data (including financial statements) covering Miner and the Companies as Buyer may reasonably request or be required to submit to file with any person, firm, corporation or governmental or other entity in connection with this Agreement and the transactions contemplated hereby. All such documents, reports and other information and data shall be held and used by Buyer subject to the provisions of Section 12.6.

    4.2 Sellers shall, upon reasonable notice and at reasonable times during normal business hours prior to the Closing, make the plants, properties, inventories, books of account and records of Miner and the Companies available for examination, inspection and review by Buyer and its agents and representatives and give Buyer reasonable access to the employees of Miner and the Companies.

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No such examination, inspection or review by Buyer or its agents and representatives shall in any way diminish, terminate or otherwise affect any of the warranties, representations, covenants or agreements of Sellers contained in this Agreement or in any certificate or other instrument furnished or to be furnished by Sellers in connection with this Agreement. All such examinations, inspections and reviews shall be subject to the provisions of Section 12.6.

    4.3 Pending the Closing, Sellers shall use reasonable efforts (without the payment of any money or incurring any additional debts, obligations or liabilities) to preserve and protect Miner's and the Companies' goodwill, business, rights, properties and assets, to keep available the services of Miner's and the Companies' present employees, and to preserve and protect Miner's and the Companies' relationships with employees, creditors, suppliers, distributors, licensors, licensees, customers and others having business relationships with them, all with the purpose and intent that Buyer be able, immediately following the Closing Date, to operate the businesses of Miner and the Companies in all material respects in the manner in which they are currently operated. Without in any way limiting or otherwise affecting the rights of Buyer hereunder, Sellers, upon becoming aware thereof, shall promptly notify Buyer in writing of any material adverse change which may occur prior to the Closing with respect to the financial condition, business, rights, properties or assets of either Miner or any Company, whether or

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not covered by insurance, or with respect to relationships between Miner or a
Company and its employees, creditors, suppliers, distributors, licensors, licensees, customers or others having business relationships with it.

    4.4 Pending the Closing, Sellers shall, except for the transactions contemplated hereby and actions taken to consummate the transactions contemplated hereby, and subject to any exceptions set forth in the Letter:

    (a) Cause each of Miner and each Company to conduct and carry on its business in all material respects in the ordinary and regular course;

    (b) Maintain all material fixed assets and property of each of Miner and each Company in their current operating condition and repair, normal wear and tear excepted;

    (c) Unless consented otherwise in writing by Buyer (which consent will not be unreasonably withheld or delayed), not alter or change in any material respect either Miner's or any Company's method of operation or its accounting practices;

    (d) Unless consented otherwise in writing by Buyer (which consent will not be unreasonably withheld or delayed), not permit either Miner or any Company to purchase or otherwise acquire or sell, lease, mortgage, pledge or otherwise subject to liens or dispose of any properties or assets of Miner or such Company except for the purchase or other acquisition or sale, lease or other disposition of personal property in the ordinary and regular course of business, provided that neither Miner nor any

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Company shall renew any expiring lease on materially different terms and provided, further, that in any event, Sellers shall give Buyer prior notice of any capital expenditure, or group of related capital expenditures, by either Miner or any Company in excess of $10,000 other than pursuant to the Contracts or as described in Exhibit I hereto and will not agree to or permit any such capital expenditure other than pursuant to the Contracts or as described in
Exhibit I hereto, unless the capital expenditure is to repair or replace an asset or property that is lost, damaged or destroyed;

    (e) Unless consented otherwise in writing by Buyer (which consent will not be unreasonably withheld or delayed), not permit either Miner or any Company to enter into or become obligated under any material contract or commitment, or change, amend, terminate or otherwise modify any existing material contract or commitment, relating to it, except (i) contracts or commitments entered into or with respect to which it became obligated under, or changed, amended, terminated or otherwise modified, in the ordinary and regular course of business, and (ii) contracts or commitments related to this Agreement and the transactions contemplated hereby; and

    (f) Unless consented otherwise in writing by Buyer (which consent will not be unreasonably withheld or delayed), cause each of Miner and each Company to use reasonable efforts to maintain in full force and effect policies of insurance of the same type,

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character and coverage as the policies of insurance presently in effect for the benefit of each of them.

    4.5 At or prior to Closing, Sellers shall cause (a) each Company to take such reasonable steps as may be necessary or required for it to become a party to the financing arrangements made by Buyer for the purpose of funding the cash consideration payable to Sellers hereunder and (b) Miner to amend its Articles of Incorporation, as of the Closing Date, in order to change its name to one dissimilar to "Miner Container Printing, Inc."; provided, however, that (i) Seller shall not be required to take any step that could impose any obligation, liability, cost or expense on any Seller or, if the transactions contemplated hereby are not consummated, any Company, and (ii) Buyer shall assume as part of the Assumed Liabilities and be solely responsible for all obligations, liabilities, costs and expenses of any Seller in connection with such financing arrangements.

    4.6 Buyer, upon becoming aware thereof, shall promptly notify Sellers in writing of any material adverse change in the terms and conditions of its financing from the terms set forth in the Commitment Letter (as defined in Section 5.2) or of any withdrawal or termination of the Commitment Letter or of any material adverse change which may hereafter occur with respect to the financial condition, business, rights, properties or assets of Buyer, whether or not covered by insurance, or with respect to relationships between Buyer and its employees, creditors,

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suppliers, distributors, licensors, licensees, customers, or others having business relationships with it.


                                      ARTICLE V

                         DELIVERIES OF FINANCIAL STATEMENTS,
                            THE LETTER AND OTHER DOCUMENTS

    5.1  Sellers have heretofore delivered to Buyer:

    (a) The unaudited combined balance sheet of Miner (excluding assets and liabilities relating to Agricultural) and the Companies as of July 31, 1993 and the related statement of income (excluding income and losses relating to Agricultural) for the year then ended. The foregoing financial statements are herein referred to as the "Miner and Companies Financial Statements". The unaudited combined balance sheet as of July 31, 1993 is herein referred to as the "Balance Sheet"; and the term "Balance Sheet Date" as used herein shall mean July 31, 1993;

    (b) A disclosure letter (the "Letter") of even date herewith addressed to Buyer and signed by Sellers;

    (c) Copies of the charters and by-laws of the Companies as in effect on the date hereof; and

    (d) A copy of all resolutions adopted by the Board of Directors and stockholders of Miner authorizing the execution and delivery of this Agreement by Miner and the consummation of the transactions contemplated hereby, certified by the Secretary of Miner.

    5.2 Buyer has heretofore delivered, or as soon as available prior to the Closing Date will deliver, to Sellers:


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    (a)  The unaudited balance sheet of Buyer as of October 31, 1993 ("Buyer
Balance Sheet").

    (b) A commitment letter from Union Bank of Switzerland, New York Branch (the "Commitment Letter") to provide all financing required for Buyer to consummate the transactions contemplated hereby; and

    (c) A copy of all resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer.


                                      ARTICLE VI

                      WARRANTIES AND REPRESENTATIONS OF SELLERS

    Sellers, jointly and severally, warrant and represent, subject to any exceptions set forth in the Letter, to Buyer that:

    6.1 (a) Each of Miner and each Company is a corporation validly existing and in good standing under the laws of the state of its incorporation, and, to the knowledge of Sellers, is in good standing as a foreign corporation and licensed and qualified to transact business in each jurisdiction wherein the nature of the property owned or leased by it or the business transacted by it requires it to be licensed or qualified to do business as a foreign corporation, except those jurisdictions, if any, in which the failure to so qualify does not have a material adverse effect on its condition (financial or otherwise), results of operations, properties, assets or business; and

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    (b)  To the knowledge of Sellers, each of Miner and each Company has and holds the corporate right and power and all rights, privileges, franchises, immunities, licenses, permits, certifications, authorizations and approvals (governmental or otherwise) necessary to the ownership of its property and the conduct of its business as presently conducted, except those rights, permits, privileges, franchises, immunities, licenses, permits, certifications, authorizations and approvals which, if not held or obtained, do not have a material adverse affect on its condition (financial or otherwise), results of operations, properties, assets or business.


    6.2 To the knowledge of Sellers, the Miner and Companies Financial Statements, except for note disclosures and subject to normal year-end accruals and adjustments for Miner and the Companies, present fairly in all material respects the financial position of Miner (excluding assets and liabilities relating to Agricultural) and the Companies as of the date thereof and the results of their operations (excluding income and losses relating to Agricultural) for the period covered thereby.

    6.3 Each of Miner and each Company has good and marketable title (in fee simple in the case of real property) to, or valid leasehold interests (in the case of leased property) in, all the properties and assets (tangible and intangible) reflected on the Balance Sheet or acquired by it since the Balance Sheet Date, subject to no liens, charges, encumbrances, security agreements or any other rights of others or other adverse interest of any

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kind except (a) as provided in or arising under the Contracts, (b) as otherwise disclosed in the Miner and Companies Financial Statements or in the Letter, (c) liens and charges for current taxes not yet due and payable, (d) imperfections of title, liens and easements relating to real estate as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby or materially detract from the value thereof, or otherwise materially impair present business operations at such properties, (e) liens, charges, encumbrances, security agreements and other rights and adverse interests created or arising in connection with Buyer's financing arrangements, and (f) as to personal property only, as the same may have been sold, consumed or otherwise disposed of after the Balance Sheet Date in the ordinary course of business or lost, damaged or destroyed after the Balance Sheet Date in connection with flooding (collectively, the "Permitted Encumbrances").

    6.4 (a) The accounts, notes and other receivables of Miner and the Companies reflected on the Balance Sheet were, with immaterial exceptions, acquired in the ordinary and regular course of business and in a manner consistent with their regular credit practices and have been or, to the knowledge of Sellers, will be collected in full in the ordinary course of business subject to the allowance for doubtful accounts in such Balance Sheet; and all accounts, notes and other receivables which have been acquired by Miner and the Companies since the Balance Sheet Date were, with immaterial exceptions, acquired in the ordinary course of business and in a manner consistent with their regular credit practices; and

    (b) The inventories of Miner and the Companies reflected on the Balance Sheet were, with immaterial exceptions, purchased or acquired in the ordinary and regular course of business and in a manner consistent with their regular inventory practices and, with immaterial exceptions, have been or, to the knowledge of Sellers, will be used or sold in the ordinary and regular course of business and in a manner consistent with their regular inventory practices. To the knowledge of Sellers, with immaterial exceptions, (i) all inventories of Miner and the Companies of finished products are in merchantable and undamaged condition, will meet customer specifications (if made pursuant to specifications), and are not obsolete, and (ii) all raw materials, work in progress and other inventories of Miner and the Companies are of a quality appropriate for their intended use, including processing into merchantable finished inventories for sale in the ordinary course of business. The inventories included in the Balance Sheet were priced at the lower of cost (on the first in, first out basis) or market, and were in all material respects (as to classes of items inventoried and methods of accounting and pricing) determined in a manner consistent with prior years. With immaterial exceptions, the inventories which have been purchased or acquired by Miner and the Companies since the Balance Sheet Date were purchased or acquired in the ordinary course of business and in a manner consistent with their regular inventory practices. Notwithstanding anything contained herein to the contrary, Sellers make no warranty or representation as to any cups purchased by Miner and the Companies from Buyer.

    6.5 (a) Exhibit J hereto sets forth each parcel of real estate in which either Miner or any Company has any right, title or interest as owner or lessee and the nature of such right, title or interest and any expiration or other termination date thereof or of any agreement relating thereto to which Miner or any Company is a party. Each of Miner and each Company enjoys peaceful possession of all real estate owned or leased by it and Sellers are not aware of any fact or condition which will result in an interruption of such peaceful possession;

    (b) To the knowledge of Sellers, (i) none of the buildings, structures or improvements owned or leased by either Miner or any Company is the subject of any complaint or notice of violation of any applicable zoning ordinance or building code, (ii) no such violation exists which materially detracts from or interferes with the present use of such properties or materially detracts from the value thereof or impairs the operations thereof, and (iii) there is no zoning ordinance, building code, use or occupancy restriction or condemnation or eminent domain action or proceeding pending or threatened with respect to any such building, structure or improvement which materially detracts from or interferes with the present use of such properties or materially detracts from the value thereof or materially impairs the operations thereof. Sellers are not aware of any defect in the condition and repair of any building, structure or improvement owned or leased by either Miner or any Company which materially interferes with the use thereof in the conduct of normal operations as presently conducted by them. Sellers are not aware of any notice by any regulatory authority that any building, structure or improvement owned or leased by either Miner or any Company is currently or prospectively in violation of any statute, ordinance, regulation or order which has application to the operation thereof or to worker exposure to substances or conditions present thereat; and

    (c) To the knowledge of Sellers, except as disclosed in the environmental engineer's report with respect to Miner's facility in Forth Worth, Texas dated November 9, 1993 prepared by ENSR Consulting and Engineering, (i) there are no underground storage tanks located on the real estate referred in Exhibit J in which Hazardous Materials, as hereinafter defined, have been or are being stored, (ii) there has not been any spill, disposal, discharge or release of any Hazardous Material into or upon or over such real estate or into or upon ground or surface water on such real estate of a nature or in a quantity requiring remediation under any applicable environmental law or legislation, (iii) there are no asbestos-containing materials which are regulated by any local, state or federal governmental authority incorporated into the buildings or interior improvements that are part of such real estate, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing PCBs on such real estate which are regulated by any local, state or federal governmental authority. As used herein, the term "Hazardous Material" with respect to any such real estate shall mean any substance, material or waste which is defined as hazardous or toxic or as a pollutant or contaminant in any local, state or federal statute, law, ordinance, code, rule, regulation, order or decree applicable to such real estate regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of human health or the environment.

    6.6 (a) Each of Miner and each Company owns or has the right to use (as currently used in the conduct of its business) without payment to or, to the knowledge of Sellers, interference from any other party all material proprietary inventions, processes, know-how, formulae, trade secrets, patents, trademarks, trade names, brand names and copyrights used by it in its business as presently conducted, all of which patents and trademarks that are currently owned by Miner or any Company are described on Exhibit C hereto, and, to the knowledge of Sellers, no other material proprietary inventions, processes, know-how, formulae, trade secrets, patents, trademarks, trade names, brand names, copyrights, licenses or applications are necessary for the conduct of its business as presently conducted. Except for the Permitted Encumbrances, the interest of each of Miner and each Company in and to all such inventions, processes, know-how, formulae, trade secrets, patents, trademarks, trade names, brand names and copyrights that are owned by it is free and clear of any and all liens, charges, encumbrances, security agreements or any other rights of others or other adverse interests, and, to the knowledge of Sellers, such inventions, processes, know-how, formulae, trade secrets, patents, trademarks, trade names, brand names and copyrights are not currently being challenged in any way and are not involved in any pending or threatened interference or opposition action or proceeding; and

    (b) To the knowledge of Sellers, neither Miner nor any Company has been advised that use by it of such inventions, processes, know-how, formulae, trade secrets, patents, trademarks, trade names, brand names and copyrights infringes upon or conflicts with any patent, trademark, trade name, brand name, copyright or other proprietary right of others.

    6.7 All material rights, properties and assets (tangible and intangible) used or necessary in the conduct of the business of each of Miner and each Company are either owned by Miner or such Company or licensed or leased to it, and to the knowledge of Sellers, all material fixed assets that are used in the conduct of the business of Miner or any Company are fit for the purposes for which they are presently used and in good operating condition and repair, ordinary wear and tear excepted. The Letter contains a list of each bank account, safe deposit box and lock box maintained by either Miner or a Company and the name of all persons authorized to draw thereon or have access thereto.

    6.8 Since the Balance Sheet Date, except for this Agreement, the transactions contemplated hereby, and actions taken and liabilities incurred in furtherance of this Agreement and the transactions contemplated hereby:

    (a) There has been no material adverse change of which Sellers are aware in the condition (financial or otherwise), results of operations, properties, assets, liabilities, rights, business, operations or prospects of Miner and the Companies nor has there been any adverse change of which Sellers are aware in the relationships of either Miner or any Company with respect to its employees, creditors, suppliers, distributors, licensees, licensors, customers or others with whom it has business relationships which will have a material adverse effect on Miner and the Companies, and the Sellers do not have knowledge of any fact or contemplated event which they believe could cause any such material adverse change;

    (b) The business and affairs of each of Miner and each Company have been conducted and carried on in all material respects only in the ordinary and regular course;

    (c) Neither Miner nor any Company has purchased or otherwise acquired or sold, leased, mortgaged, pledged or otherwise subjected to liens or disposed of any material properties or assets, except for the purchase or other acquisition or sale, lease or other disposition of personal property in the ordinary and regular course of business;

    (d) Neither Miner nor any Company has materially altered or changed its methods of operation or its methods of accounting or accounting practices;

    (e) There has been no change made in the rate or nature of compensation payable by either Miner or any Company to its employees, except in the ordinary and regular course of business, and there has been no change in any bonus, insurance, pension or other employee benefit plan or arrangement maintained by either Miner or any Company for its employees, except for changes required to comply with legal requirements;

    (f) Neither Miner nor any Company has amended, terminated, cancelled or waived any claims or rights of substantial value relating to it, except in the ordinary course of business;

    (g) Neither Miner nor any Company has made any material capital expenditure or commitment for additions or improvements to property, plant or equipment relating to it, except as listed in Exhibit I hereto;

    (h) Neither Miner nor any Company has made any write down of the value of any inventory or write off as uncollectible of any accounts receivable, except in the ordinary course of business (none of which, individually or in the aggregate was material);

    (i) Neither Miner nor any Company has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except normal trade and business obligations incurred in the ordinary course of business and consistent with past operations and practices; and

    (j) Neither Miner nor any Company has agreed to take any of the actions specified in the preceding clauses (c) through (i) of this Section 6.8.

    6.9 To the knowledge of Sellers, on the Balance Sheet Date, neither Miner nor any Company had any material liabilities (other than liabilities related to Agricultural) of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected on a balance sheet (other than liabilities of the type normally disclosed in the notes thereto) prepared in accordance with generally accepted accounting principles which were not fully disclosed, reflected or accrued on the Balance Sheet.

    6.10. To the knowledge of Sellers (i) there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any court, commission, agency or other governmental, administrative or regulatory body or authority pending or threatened or likely to be asserted against or affecting the property, assets, rights or business of either Miner or any Company which, either individually or in the aggregate, if adversely determined, will materially and adversely affect the business, results of operations, property, assets or the condition, financial or otherwise, of Miner and the Companies, nor (ii) is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any of them having, or which, insofar as is foreseen by Sellers, in the future may have, either individually or in the aggregate, any such effect.

    6.11 (a) Set forth on Exhibit B or Exhibit D hereto is each material contract or commitment, and each outstanding bid for any such contract or commitment, to which either Miner or a Company is a party or by which it is obligated, including, without limitation, any relating to any purchase or sale; any guaranty; any dealership, distributorship or franchise; any power of attorney; any patent or trademark license, either as a licensor or licensee; any lease, either as lessor or lessee; any indenture, deed of trust, mortgage or chattel mortgage; any conditional or installment sale; any labor or collective bargaining; any deferred compensation; any pension or profit sharing benefit; any health or welfare benefit; any employment of any person; or any right or option to purchase or sell or otherwise dispose of any rights, properties or assets; other than (i) those contracts, agreements and arrangements entered into in the ordinary and regular course of business for the purchase of services, raw materials and other inventories and supplies or the sale of finished products and services, (ii) other contracts, arrangements and commitments entered into in the ordinary and regular course of business, which involve a consideration or expenditure of less than $10,000 or which may be terminated without penalty with notice of 30 days or less, (iii) those contracts, agreements and arrangements that are consented to in writing by Buyer after the date hereof (which consent will not be unreasonably withheld or delayed), and (iv) this Agreement and any other contracts, agreement and arrangements that may be entered into to consummate the transactions contemplated hereby. To the knowledge of Sellers, the Contracts and any material agreements and commitments to which any Company is a party or by which it is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of Miner or such Company, as the case may be, and the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights, subject to equitable principles, and subject to public policy considerations.

    (b) To the knowledge of Sellers, (i) neither Miner nor any Company nor any other party thereto is in breach of or default under, or has failed to comply with any provision of, any Contract or any material agreement or commitment to which any Company is a party or by which it is obligated, and (ii) there has not occurred any event which, after the giving of notice, or the lapse of time or otherwise, would constitute a material default under, or result in a material breach of, any such Contract or material agreement or commitment.

    6.12 (a) To the knowledge of Sellers, (i) each of Miner and each Company has filed all federal, foreign, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due and
(ii) all such returns, reports and estimates were prepared in the manner required by applicable law, and all taxes, assessments or other governmental charges shown thereby to be payable have been paid. Neither Miner nor any Company has ever been a member of an affiliated group of corporations filing a consolidated income tax return, and neither Miner nor any Company has ever made an election under Section 341(f) of the Internal Revenue Code. Since the Balance Sheet Date, no Company has incurred any liability for taxes except those arising from the operation of its business in the ordinary course.

    (b) Each of Miner and each Company has withheld amounts from its employees and has filed all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes, in compliance with the tax withholding provisions of the Internal Revenue Code and other applicable federal, foreign, state or local laws.

    6.13 To the knowledge of Sellers, hours worked by, and payments made to, employees of each of Miner and each Company have been in compliance in all material respects with the Fair Labor Standards Act and other applicable federal, foreign, state or local laws.

    6.14 To the knowledge of Sellers, (i) there is no pending or threatened strike, work stoppage or labor dispute which involves the employees of either Miner or any Company, or any labor union or other organization representing or claiming to represent such employees' interests, and (ii) no union organizing or election activities involving any non-union employees of either Miner or any Company are in progress or threatened.

    6.15 Except as set forth on Exhibit B, neither Miner nor any Company maintains, sponsors or is required to make contributions to any pension, profit-sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock purchase, performance share, bonus or other incentive plan, severance plan, health or welfare plan or other similar plan, agreement, arrangement or understanding, whether or not reduced to writing and whether or not such plan is or is intended to be qualified under Section 401(A) of the Internal Revenue Code, including without limitation any employee welfare benefit plan or employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Company Plan"). True and complete copies of all plans, agreements, arrangements and understandings referred to in Exhibit B, and all trust instruments and insurance, group annuity and other contracts pertaining thereto, and the most recent valuation or actuarial reports, Internal Revenue Service determination letters and all material correspondence with the Pension Benefit Guaranty Corporation relating thereto have heretofore been delivered to Buyer. To the knowledge of Sellers, each Company Plan is in full force and effect in accordance with its terms and has been, and each plan administrator and fiduciary of each Company Plan is and has been, in compliance in all material respects with all applicable requirements of ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings. To the knowledge of Sellers, (i) no "reportable event" within the meaning of Sections 4043(b) (1) through (b) (8) of ERISA has occurred with respect to any Company Plan and (ii) no liability under Title IV of ERISA has been incurred by, or asserted against, either Miner or any Company, and no such liability is expected by Sellers to be incurred or asserted subsequent to the date hereof. Each of Miner and each Company has made, accrued or provided for all contributions required under each Company Plan.

    6.16 To the knowledge of Sellers, each of Miner and each Company has owned and operated its properties and assets, and otherwise conducted and carried on its business and affairs, in compliance with all applicable federal, foreign, state and local laws, statutes, ordinances, rules, regulations and court or administrative orders and processes (including without limitation any that relate to securities, health and safety in plants or work areas, environmental and pollution control, pricing, sales and distribution of products and services, participation and cooperation in trade boycotts, collective bargaining rights of employees, equal opportunity in employment, political contributions or improper payments), except for violations, if any, which, in any case or in the aggregate, have not had, and are not expected by Sellers to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of Miner and the Companies.

    6.17 (a) The contracts listed in Exhibit B or Exhibit D hereto include all insurance policies currently maintained by Miner and the Companies.

    (b) Since the Balance Sheet Date, neither Miner nor any Company has sustained any damage or loss on account of fire, flood, accident or other calamity which singly or in the aggregate has materially and adversely interfered with, or is expected by Sellers to materially and adversely interfere with, the operation of its business, whether or not such loss shall have been insured against.

    6.18 Sellers have all requisite power and authority to enter into and perform and carry out this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and is binding upon and enforceable against Sellers in accordance with its terms. Stockholders own the Missouri Shares and the Texas Shares and Missouri owns all of the issued and outstanding shares of Housewares (the "Housewares Shares") free and clear of any mortgage, lien, claim, charge, encumbrance, assignment or other adverse interest of any kind or nature whatsoever.

    6.19 (a) The total number of shares of capital stock, and the class and par value thereof, which each Company is authorized to issue and the number of such shares which are issued and outstanding are set forth in the Letter; and the Missouri Shares, the Texas Shares and the Housewares Shares have been duly and validly issued and are fully paid and non-assessable.

    (b) There are not outstanding any (i) securities of any Company which are, or which may become, convertible into or exchangeable for any shares of capital stock or any other securities of such Company or (ii) subscriptions, options, warrants or other rights which entitle any person, firm, corporation or other entity to acquire from any Company any shares of capital stock or any other securities of such Company.

    6.20 Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby by Sellers does or will, after the giving of notice or the lapse of time, or both, (i) conflict with, result in a breach of or constitute a default under, the current charter or the by-laws of either Miner or any Company, or, to the knowledge of Sellers, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or process, or, to the knowledge of Sellers, any material agreement or commitment to which Sellers or either Miner or any Company is a party or by which Sellers or either Miner or any Company (or any of its rights, properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security interest or any other rights of others or other adverse interest upon any right, property or asset of either Miner or any Company, other than Permitted Encumbrances; (iii) to the knowledge of Sellers, terminate or give any party the right to terminate, amend, abandon or refuse to perform any Contract or any material agreement or commitment relating to any Company (or any of its rights, properties or assets); or (iv) to the knowledge of Sellers, accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms under which, either Miner or any Company is to perform any duties or obligations or receive any rights or benefits under any Contract or any material agreement or commitment relating to any Company.

    6.21 Sellers have not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the transactions contemplated herein.

    6.22 Except for the Non-Purchased Assets, neither any Stockholder nor, to the knowledge of Sellers, any relative of any of them by blood or marriage or any entity controlled by any of them (i) has any direct or indirect interest (except through ownership of the shares of capital stock of Miner and the Companies) in any material right, property or asset which is utilized or required by either Miner or any Company in the conduct of its business or (ii) has any material contractual relationship with either Miner or any Company.

                                **********************

    As used in this Article VI, "knowledge of Sellers" means the actual knowledge of Stockholders.


                                     ARTICLE VII

                       WARRANTIES AND REPRESENTATIONS OF BUYER

    Buyer warrants and represents to Sellers that:

    7.1 Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform and carry out this Agreement, the Consulting Agreements and the Put Option Agreement and the transactions contemplated hereby and thereby.

    7.2 Buyer has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the Consulting Agreements and the Put Option Agreement by Buyer and the performance and consummation of the transactions contemplated hereby and thereby, and this Agreement and the Consulting Agreements have been, and, when executed and delivered, the Put Option Agreement will be, duly executed and delivered by Buyer and are binding upon and enforceable against Buyer in accordance with their terms.

    7.3 To the knowledge of Buyer (i) there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any court, commission, agency or other governmental, administrative or regulatory body or authority pending or threatened or likely to be asserted against or affecting the property, assets, rights or business of Buyer which, either individually or in the aggregate, if adversely determined, will materially and adversely affect the business, results of operations, property, assets or the condition, financial or otherwise, of Buyer, nor (ii) is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Buyer having, or which, insofar as is foreseen by Buyer, in the future may have, either individually or in the aggregate, any such effect.

    7.4 Neither the execution and delivery of this Agreement, the Consulting Agreements and the Put Option Agreement by Buyer nor the consummation of the transactions contemplated hereby and thereby by Buyer does or will, after the giving of notice or the lapse of time, or both (i) conflict with, result in a breach of or constitute a default under the current charter or the by-laws of Buyer, or, to the knowledge of Buyer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or process, or, to the knowledge of Buyer, any material agreement or commitment to which Buyer is a party or by which Buyer (or any of its rights, properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security interest or any other rights of others or other adverse interest upon any right, property or asset of Buyer, except as part of Buyer's financing arrangements related to this Agreement; (iii) to the knowledge of Buyer, terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement or commitment relating to Buyer (or any of its rights, properties or assets); or (iv) to the knowledge of Buyer, accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms under which, Buyer is to perform any duties or obligations or receive any rights or benefits under any material agreement or commitment relating to Buyer.

    7.5 Buyer has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the transactions contemplated herein.

    7.6 Buyer understands that the Missouri Shares and the Texas Shares have not been registered or qualified under the Securities Act of 1933 or any state securities law and may not be offered for sale, sold or otherwise transferred or disposed of except in compliance with the registration and qualification provisions of such laws or pursuant to an exemption therefrom. Buyer is purchasing the Missouri Shares and the Texas Shares solely for its own account for investment and not with a view to or for sale in connection with any distribution thereof and will not sell or otherwise transfer the Missouri Shares or the Texas Shares except in compliance with the registration and qualification provisions of the Securities Act of 1933 and any applicable state securities law or pursuant to an exemption therefrom.

    7.7 Subject to obtaining the financing contemplated by the Commitment Letter, Buyer has the financial resources necessary to pay the Asset Purchase Price, the Stock Purchase Price and the amounts payable to Stockholders pursuant to the Consulting Agreements, and to pay, perform and discharge all of the Assumed Liabilities as and when the same become due; and the Commitment Letter has not been withdrawn or terminated, there has been no material change in the terms and conditions of Buyer's financing arrangements from the terms and conditions set forth in the Commitment Letter, and Buyer has no knowledge of any fact or contemplated event which will cause Buyer not to obtain such financing.

    7.8 To the knowledge of the Buyer, the Buyer Balance Sheet was prepared in accordance with generally accepted accounting principles consistently applied, except for normal year end accruals and adjustments and the lack of footnotes, and presents fairly in all material respects the financial position of Buyer as of the date thereof.

    7.9 Since the date of the Buyer Balance Sheet, there has been no material adverse change of which Buyer is aware in the condition (financial or otherwise), results of operations, properties, assets, liabilities, rights, business, operations or prospects of Buyer nor has there been any adverse change of which Buyer is aware in the relationships of Buyer with respect to its employees, creditors, suppliers, distributors, licensees, licensors, customers or others with whom it has business relationships which will have a material adverse effect on Buyer, and Buyer does not have knowledge of any fact or contemplated event which Buyer believes will cause any such material adverse change.


                                     ARTICLE VIII

                            CONDITIONS APPLICABLE TO BUYER

    The obligations of Buyer hereunder (including the obligation of Buyer to consummate the transactions contemplated hereby) are subject to the following conditions precedent:

    8.1 The warranties and representations made herein by Sellers to Buyer shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Sellers shall have performed and complied in all material respects with all agreements and covenants contained herein on their part required to be performed or complied with on or prior to the Closing Date.

    8.2 No proceeding or litigation, at law or in equity, by any governmental or regulatory commission, agency or other body or authority which challenges the consummation of the transactions contemplated by this Agreement, and no proceeding by any person which claims substantial damages (or other damages not indemnified against by Sellers) against Buyer or any Company as a result of the consummation of the transactions contemplated hereby, shall be pending on the Closing Date.

    8.3 At the Closing, there shall be delivered to Buyer a copy, duly signed by each Stockholder, of a Consulting Agreement substantially in the form attached hereto as Exhibit K (each a "Consulting Agreement" and collectively the "Consulting Agreements").

    8.4 There shall not have been any failure to obtain any consent or waiver, which failure would prevent Buyer from operating the businesses of Miner and the Companies, immediately following the Closing Date, on a going concern basis equivalent in all material respects to the manner in which Miner and the Companies operated the same prior to the Closing Date.

    8.5  At the Closing, Sellers shall have delivered to Buyer:

    (a) A certificate, dated the Closing Date, executed by Sellers to the effect that, except as disclosed therein, the conditions set forth in Section
8.1 hereof have been satisfied (the "Sellers' Closing Certificate"); and

    (b) The opinion of counsel for Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that, subject to normal opinion assumptions, qualifications and limitations and except as set forth in the Letter or in the Sellers' Closing Certificate:

         (i) Each of Miner and each Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and is in good standing as a foreign corporation under the laws of each jurisdiction identified to such counsel as a jurisdiction where it is qualified to transact business as a foreign corporation (which opinion will be based and given solely in reliance upon certificates of good standing);

         (ii) This Agreement has been duly authorized, executed and delivered by Sellers and is binding upon and enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights and subject to general equitable principles, and Sellers have the requisite power and authority to enter into this Agreement and to perform their respective obligations hereunder (however, no opinion will be expressed as to the binding effect or enforceability of Section 11.1 hereof);

         (iii) The documents and instruments being delivered to Buyer pursuant to Section 2.4(b)(i) have been duly authorized, executed and delivered by Sellers and are binding upon and enforceable against Sellers in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights and subject to general equitable principles;

         (iv) This Agreement and the consummation of the transactions contemplated hereby do not violate the charter or by-laws of either Miner or any Company, or, to the knowledge of such counsel, the provisions of (A) any judgement, decree or order of any court to which such counsel is aware Sellers or any Company is subject, (B) any contract, indenture, security agreement, lease or other obligation to which Sellers or any Company is a party which is listed on Exhibit B or Exhibit D, or (C) any law, rule, regulation or order of any governmental authority having the force of law which such counsel is aware to be applicable to Sellers or any Company or to the conduct of the business of either Miner or any Company;

         (v) To the knowledge of such counsel, no consent, approval, order or other authorization of any governmental authority is or was required on the part of Sellers or any Company in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby (however, no opinion will be expressed as to the Hart-Scott-Rodino Antitrust Improvements Act of 1976); and

         (vi) To the knowledge of such counsel, there is no litigation, proceeding or governmental investigation pending or threatened against either Miner or any Company which may materially adversely affect Miner and the Companies or which seeks to enjoin or delay the consummation of the transactions contemplated by this Agreement.

(Such opinion will be limited to federal laws, the laws of the State of Illinois, and, in the case of Miner, the General Corporation Code of the State of Kansas).

    8.6 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, an environmental audit, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of all such documents and instruments as Buyer and its counsel may reasonably request in connection with such transactions.

    8.7 Buyer shall have the right to waive any or all of the foregoing conditions precedent to the obligations of Buyer; however, no waiver by Buyer of any condition precedent to the obligations of Buyer shall constitute a waiver by Buyer of any other condition precedent.


                                      ARTICLE IX

                           CONDITIONS APPLICABLE TO SELLERS

    The obligations of Sellers hereunder (including the obligation of Sellers to consummate the transactions contemplated hereby) are subject to the following conditions precedent:

    9.1 The warranties and representations made by Buyer herein to Sellers shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Buyer shall have performed and complied in all material respects with all agreements and covenants contained herein on its part required to be performed or complied with on or prior to the Closing Date.

    9.2 No proceeding or litigation, at law or in equity, by any governmental or regulatory commission, agency or other body or authority which challenges the consummation of the transactions contemplated by this Agreement and no proceeding by any person which claims substantial damages (or other damages not indemnified against by Buyer) against Sellers as a result of the consummation of the transactions contemplated hereby, shall be pending on the Closing Date.

    9.3 At or prior to the Closing, Miner shall have received a release, in form and substance satisfactory to Miner and its legal counsel, from each bank and other financial institution whose debt is included in the Assumed Liabilities, or whose debt is guaranteed by Miner, if such guarantee is included in the Assumed Liabilities, to the effect that, upon the assumption of such debt or guarantee as part of the Assumed Liabilities, Miner shall be fully released and discharged from any and all further obligations and liabilities related to such debt or guarantee.

    9.4 At the Closing there shall be delivered to each Stockholder a copy, duly signed by Buyer, of such Stockholder's Consulting Agreement. Within 10 business days after the Closing Date, Buyer shall deliver to each of Michael K. Miner and Kurtis A. Miner an irrevocable letter of credit, in form and substance satisfactory to such Stockholder and his legal counsel, issued by Union Bank of Switzerland, New York Branch, securing the obligation of Buyer to pay the $550,000.00 installment of the consideration payable under Paragraph 4 of such Stockholder's Consulting Agreement that is due on January 2, 1995, and each of Michael K. Miner and Kurtis A. Miner hereby waives delivery of such letter of credit as a condition precedent to Closing, provided that such letters of credit are delivered within 10 business days after the Closing Date. Such letters of credit shall remain outstanding until the close of business on January 6, 1995 and demand shall not be made thereunder prior to January 3, 1995.

    9.5  At the Closing, Buyer shall have delivered to Sellers:

         (a) A certificate, dated the Closing Date, executed by a senior officer of Buyer, to the effect that, except as disclosed therein, the conditions set forth in Section 9.1 hereof have been satisfied (the "Buyer's Closing Certificate"); and

         (b) The opinion of counsel for Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers and their counsel, to the effect that, subject to normal opinion assumptions, qualifications and limitations and except as set forth in the Buyer's Closing Certificate:

              (i) Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware;

              (ii) This Agreement and the Consulting Agreements have been duly authorized, executed and delivered by

         Buyer and are binding upon and enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights and subject to general equitable principles, and Buyer has the requisite power and authority to enter into this Agreement and the Consulting Agreements and to perform its obligations hereunder and thereunder;

              (iii) The instrument being delivered to Miner pursuant to
         Section 2.4(a)(iii) has been duly authorized, executed and delivered by Buyer and is binding upon and enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights and subject to general equitable principles;

              (iv) This Agreement and the Consulting Agreements and the consummation of the transactions contemplated hereby and thereby do not violate the charter or by-laws of Buyer or, to the knowledge of such counsel, the provisions of (A) any judgment, decree or order of any court to which such counsel is aware Buyer is subject, (B) any material contract, indenture, security agreement, lease or the obligation to which such counsel is aware Buyer is a party or by which such counsel is aware Buyer or any of its material properties are bound, or (C) any law, rule, regulation or order of any governmental authority having the force of law which such counsel is aware to be applicable to Buyer or to the conduct of the business of Buyer;

              (v) To the knowledge of such counsel, no consent, approval, order or other authorization of any governmental authority is or was required on the part of Buyer in connection with the execution and delivery of this Agreement or the Consulting Agreements or any of the transactions contemplated hereby or thereby; and

              (vi) To the knowledge of such counsel, there is no litigation, proceeding or governmental investigation pending or threatened against Buyer which may materially adversely affect Buyer or which seeks to enjoin or delay the consummation of the transactions contemplated by this Agreement.

(Such opinion will be limited to federal laws, the laws of the State of Illinois, and the General Corporation Law of the State of Delaware)

    9.6 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Sellers and their counsel, and Sellers and their counsel shall have received copies of all such documents and instruments as

Sellers and their counsel may reasonably request in connection with such transactions.

    9.7 Sellers shall have the right to waive any or all of the foregoing conditions precedent to the obligations of Sellers; however, no waiver by Sellers of any condition precedent to the obligations of Sellers shall constitute a waiver by Sellers of any other condition precedent.


                                      ARTICLE X

                                   INDEMNIFICATION

    10.1 Sellers shall, jointly and severally, indemnify and hold Buyer harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered by Buyer or any Company arising out of or resulting from (a) any breach by Sellers of any provision of this Agreement (other than the provisions of Article VI and the Letter), (b) the failure by Miner to pay, perform or otherwise discharge any Non-Assumed Liability, or (c) any inaccuracy or misrepresentation in or breach of any warranty or representation made by Sellers in Article VI, in the Letter, in Sellers' Closing Certificate or in any other certificate or document delivered by Sellers in accordance with the provisions of this Agreement; provided, however, that (i) any claim for indemnification under Section 10.1(a) for a breach of any provision of the Agreement to be performed on or before the Closing Date and any claim for indemnification under
Section 10.1(c) must be asserted on or prior to October 31, 1994; (ii) any claim for indemnification under Section 10.1(a) for a breach of any provision of this Agreement to be performed after the Closing Date must be asserted within 12 months after the breach is discovered by Buyer; (iii) any claim for indemnification under Section 10.1(b) for the failure of Miner to pay, perform or discharge any Non-Assumed Liability other than the long-term liabilities of $193,000 reflected on the Balance Sheet and income taxes must be asserted on or prior to October 31, 1994;
(iv) the aggregate liability of Sellers for claims for indemnification under
Section 10.1(b) for the failure of Miner to pay, perform or discharge any Non-Assumed Liability other than the long-term liabilities of $193,000 reflected on the Balance Sheet and income taxes and claims for indemnification under
Section 10.1(c) shall be limited to $1,000,000; (v) a claim for indemnification under Section 10.1(c) may be asserted only if and when, and only with respect to, amounts of losses, damages and expenses which exceed, in the aggregate, for all inaccuracies and misrepresentations in and breaches of warranties and representations made by Sellers in Article VI, in the Letter and in Sellers' Closing Certificate, the sum of $250,000; (vi) no claim for indemnification may be asserted under this Section 10.1 with respect to any matter affecting the Balance Sheet (it being understood that the adjustment provided for in Section
2.6 is intended to be and shall be the exclusive remedy for matters affecting the Balance Sheet); and (vii) no claim for indemnification under this Section
10.1 may be asserted with respect to any loss, damage or expense arising out of or attributable to any breach or default by Buyer under or in connection with the Supply Agreement dated October 12, 1993 (the "Supply Agreement") between Missouri and Buyer.

    10.2 Buyer shall indemnify and hold Sellers harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered by any Seller arising out of or resulting from (a) any breach by Buyer of any provision of this Agreement (other than the provisions of Article VII), (b) the failure by Buyer to pay, perform or otherwise discharge when due any Assumed Liability, (c) any inaccuracy or misrepresentation in or breach of any of the warranties and representations made by Buyer in Article VII, in the Buyer's Closing Certificate or in any other certificate or documents delivered by Buyer in accordance with the provisions of this Agreement or (d) any failure to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) any claim for indemnification under Section 10.2(a) for a breach of any provision of this Agreement to be performed on or before the Closing Date and any claim for indemnification under Section 10.2(c) must be asserted on or prior to October 31, 1994; (ii) any claim for indemnification under Section 10.2(a) for a breach of any provision of this Agreement to be performed after the Closing Date must be asserted within 12 months after the breach is discovered by Sellers; and (iii) a claim for indemnification under Section 10.1(c) may be asserted only if and when, and only with respect to, amounts of losses, damages and expenses which exceed, in the aggregate, for all inaccuracies and misrepresentations in and breaches of warranties and representations made by Buyer in Article VII and in Buyer's Closing Certificate, the sum of $250,000.

    10.3 Subject to the limitations and restrictions set forth in Sections 10.1 and 10.2, the warranties and representations contained in this Agreement, in the Letter, in the Sellers' Closing Certificate and in the Buyer's Closing Certificate shall survive the execution and delivery of this Agreement, the Closing, the consummation of the transactions contemplated hereby, any investigation or review made by or on behalf of any party and regardless of any information with respect thereto provided by Sellers to Buyer or by Buyer to Sellers.

    10.4 A party shall satisfy its obligations for indemnification hereunder within sixty (60) days after a written demand therefor is received from the party entitled to receive such indemnification.

    10.5 Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the party from whom such indemnification is sought (the "Indemnifying Party") upon receipt by the Indemnified Party of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, which notice shall be determined to constitute a "claim for indemnification" for the purposes of the provisions to Sections 10.1 and 10.2 hereof. If such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party, the Indemnifying Party shall have the right to employ such counsel as is reasonably acceptable to the Indemnified Party to defend such claim or demand; provided, however, that the Indemnifying Party shall not settle such claim or demand without the consent of the Indemnified Party (which consent will not be unreasonably withheld) unless such settlement requires no more than a monetary payment (for which the Indemnified Party is fully indemnified under this Agreement) and a standard mutual release or involves other matters not binding upon the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand, the Indemnified Party shall not settle such claim or demand. The Indemnified Party shall make available to the Indemnifying Party and its representatives all records and other materials reasonably required by them for their use in contesting any claim or demand asserted by a third party against the Indemnified Party. Whether or not the Indemnifying Party so elects to defend any such claim or demand, the Indemnified Party shall not have any obligation to do so and the Indemnified Party shall not waive any rights it may have against the Indemnifying Party hereunder with respect to any such claim or demand by electing or failing to elect to defend any such claim or demand. Notwithstanding anything contained herein to the contrary, Miner shall have the exclusive right to employ counsel and defend claims and demands relating to income taxes of Miner and/or Agricultural.

    10.6 Except in the case of fraud and except in the case of any action for injunctive relief to enforce the restrictive covenant contained in Section 11.1 hereof, Article X sets forth the sole and exclusive rights and remedies of the parties for any breach of any provision of this Agreement, for any failure to pay, perform or otherwise discharge any Non-Assumed Liability or Assumed Liability, and for any inaccuracy or misrepresentation or breach of any warranty or representation in this Agreement, in the Letter, in the Sellers' Closing Certificate, in the Buyers' Closing Certificate, and in any other certificate or document delivered by any party in accordance with the provisions of this Agreement, and any claim for indemnification or contribution or other claim related to any of the foregoing, whether asserted under this Agreement or otherwise, shall be subject to the limitations and restrictions set forth in Sections 10.1 and 10.2.


                                      ARTICLE XI

                                POST CLOSING COVENANTS

    11.1 During the period commencing on the Closing Date and ending on December 31, 1998, Miner shall not, without the prior written consent of Buyer (which may be withheld for any reason), directly or indirectly, engage , participate or invest (as an owner, partner, shareholder, director, officer, employee, joint venturer, agent, representative or independent contractor, or in any other capacity calling for the making of any investment or the rendition of any personal services or any acts of management, operation or control) in any business which is competitive with any business conducted by Miner on the date hereof within the geographical area in which any such business is being conducted. Miner acknowledges that Buyer's remedy at law for any breach of the foregoing provisions may be inadequate and that, in the event of any such breach, Buyer shall be entitled to injunctive relief in addition to any other remedy to which it may be entitled under Section 10.1. It shall not be a violation of this Section 11.1 for Miner to own up to five percent of any class of any securities listed on a National Securities exchange or traded regularly in the over-the-counter market.

    11.2 At the Closing, Buyer shall either (i) offer employment with Buyer or one of the Companies to each current employee of Miner (other than the Stockholders) at not less than his or her then current salary and with his or her then current level of benefits (or substantially equivalent or better benefits), or (ii) as to each such employee who is not so offered employment with Buyer, pay severance and provide benefits to such employee as provided in Exhibit L hereto. If, at any time within a period of twelve months after the Closing, Buyer or any Company should, for any reason other than cause, terminate the employment of any former employee of Miner who accepts employment with Buyer or any Company at or after the Closing or the employment of any employee of the Company who, in either case, was an employee of Miner or any Company on the Closing Date (other than the Stockholders),

Buyer shall pay severance and provide benefits to each such employee as provided in Exhibit L hereto.

    11.3 After the Closing:

    (a) Buyer shall provide (and cause each Company to provide) Sellers with access (with the right to make extracts and copies), upon reasonable notice and during normal business hours, to such books, records, data and files of Miner (included in the Purchased Assets) and the Companies (related to the period through the Closing Date) as any Seller may reasonably request for any proper purpose, including, but not limited to, preparing and defending tax returns and investigating and defending third-party claims. After the Closing, neither Buyer nor any Company shall dispose of any such books, records, data and files other than in accordance with Buyer's normal records retention programs and policies.

    (b) Miner shall provide Buyer with access (with the right to make extracts and copies), upon reasonable notice and during normal business hours, to such books, records, data and files included in the Non-Purchased Records as Buyer may reasonably request for any proper purpose, including, but not limited to, preparing and defending tax returns and investigating and defending third-party claims. After the Closing, Miner shall not dispose of any such books, records, data and files other than in accordance with Miner's normal records retention programs and policies.

    11.4 For a period of at least five years after the Closing, Buyer shall include Miner as a named additional insured under all liability insurance policies of Buyer with respect to product liability and other liability claims relating to or arising out of the conduct of the businesses of Miner and the Companies. Upon the request of any Seller, Buyer shall furnish Sellers with (i) a certificate of insurance evidencing the insurance required to be provided under this Section 11.4 and/or (ii) a copy of each insurance policy pursuant to which such insurance is provided.

    11.5 Miner and the Companies have asserted claims against their insurer, Zurich American, as set forth in Exhibit M hereto. Buyer shall have the sole and absolute right to pursue any such claim and shall be entitled to any recovery in connection with such claim. If Buyer has not elected to pursue such claim prior to the first anniversary of the Closing Date or at any time thereafter Buyer shall cease to diligently pursue such claim, Buyer shall assign to Miner any and all rights to pursue such claim and any recoveries resulting therefrom.

    11.6 Upon presentation to Buyer of either

         (a) a tax return filed by or on behalf of Miner and/or Agricultural showing that any income taxes, interest and/or penalties that are attributable to or arise out of the business and operations of Agricultural are due or are being paid for any taxable period, whether ending prior to or after the Closing Date, or

         (b) a tax deficiency notice or assessment from the Internal Revenue Service showing that any income taxes, interest and/or penalties that are attributable to or arise out of the business and operations of Agricultural are due from or are being assessed against Miner and/or Agricultural for any taxable period, whether ending prior to or after the Closing Date,

Buyer shall within five business days pay Miner the first $2,300,000 in the aggregate of any and all amounts paid or required to be paid by Miner and/or Agricultural for such income taxes, interest and/or penalties (the "Tax Payment"). The payment of any Tax Payment by Buyer shall not release Buyer from further obligations pursuant to this Section 11.6 unless and until the aggregate of all Tax Payments made to Miner and/or Agricultural equals $2,300,000. In the event that Buyer fails to make any Tax Payment when due pursuant hereto, Buyer shall pay to Miner, in addition to such Tax Payment, interest thereon, at an annual rate three percent above the prime commercial lending rate of Continental Bank, N.A., as announced from time to time, from the date when due pursuant hereto to the date of payment by Buyer. Any Tax Payment or other payment by Buyer required pursuant to the provisions of this Section 11.6 shall be paid to Miner by bank wire transfer of immediately available funds to an account designated by Miner.

                                     ARTICLE XII

                                    MISCELLANEOUS

    12.1 EXPENSES. Buyer shall pay its own costs and expenses (including attorneys' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and all costs and expenses in connection with Buyer's financing arrangements relating to this Agreement and the transactions contemplated hereby. Sellers shall pay their own costs and expenses (including attorneys' fees and other professional fees and expenses) and any such costs and expenses incurred by any Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that
(i) any payment of attorneys' fees by Miner must be delayed until after the Closing and (ii) any costs and expenses of Sellers relating to Buyer's financing relating to legal services arrangements relating to this Agreement and the transactions contemplated hereby shall be borne by Buyer.

    12.2 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto and the Letter, contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof; provided, however, that the Supply Agreement shall survive the execution and delivery of this Agreement. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

    12.3 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:

         To Buyer:      Suite 300
                        One Conway Park
                        100 Field Drive
                        Lake Forest, Illinois 60045
                        Attention: Chairman and President

              With a copy to:

                        Winston & Strawn
                        35 West Wacker Drive
                        Chicago, Illinois  60601
                        Attention: M. Finley Maxson


         To Sellers:    R. Scott Norris
                        7402 N. Highcliff
                        Scottsdale, Arizona 85253

              With a copy to:

                        Butler, Rubin, Saltarelli & Boyd
                        1505 Three First National Plaza
                        70 West Madison Street
                        Chicago, Illinois  60602
                        Attn:  Craig Boyd

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 12.3 shall be effective upon delivery to the address provided in this Section 12.3.

    Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

    12.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, in the case of Stockholders, their respective heirs and representatives. This Agreement may not be assigned by any party prior to the Closing without the prior written consent of the other parties; provided, however, that Buyer may grant a security interest in its rights hereunder to its financing source.

    12.5 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of laws provisions.

    12.6 CONFIDENTIALITY. Except for such documents, reports, information and data (including financial statements) which are or hereafter become of a public nature other than through the actions of Buyer, pending the Closing (and, if this Agreement is terminated, at all times after the date hereof), Buyer shall treat as confidential and, except as otherwise required in connection with the consummation of the transactions contemplated hereby, or except as compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, will not use, submit or disclose to, or file with, others, or permit any person, firm, corporation or entity under its control (or to whom it may furnish any such documents, reports, information or data) to use, submit or disclose to, or file with, others, any documents, reports, information or data (including financial statements) concerning either any Seller or any Company which Buyer has heretofore obtained or may hereafter obtain from Sellers or their agents, representatives or legal counsel; and, except for such documents, reports and other written materials (including financial statements) which are or hereafter become of a public nature, if this Agreement is terminated, Buyer shall return to Sellers any and all such documents, reports and other written materials (including financial statements) concerning either Miner or any Company as Sellers may reasonably request.

    12.7. LITIGATION. In the event of any litigation or other legal proceeding relating to this Agreement, any Consulting Agreement, or any of the transactions contemplated hereby or thereby, the prevailing party or parties therein shall be entitled to recover from the losing party or parties therein all reasonable attorneys' fees and other costs and expenses incurred in connection with such litigation or other legal proceeding.

    IN WITNESS WHEREOF, Buyer and Sellers shall have executed and delivered this Agreement as of the day and year first above written.

PACKAGING RESOURCES INCORPORATED  MINER CONTAINER PRINTING, INC.

By: /s/ H.P. Hoeper               By: /s/ Kenneth W. Miner
   -----------------------------      --------------------------
Title: President                  Title: President
      --------------------------        -----------------------



                                  STOCKHOLDERS:

                                   /s/ Kenneth W. Miner
                                  -----------------------------
                                  KENNETH W. MINER

                                   /s/ Michael K. Miner
                                  -----------------------------
                                  MICHAEL K. MINER

                                   /s/ Kurtis A. Miner
                                  -----------------------------
                                  KURTIS A. MINER

                                   /s/ Robert SCOTT Norris
                                  -----------------------------
                                  ROBERT SCOTT NORRIS